EXHIBIT 99.1

ICU Medical, Inc. Reports Second Quarter 2012 Results

Achieves Second Quarter Earnings Per Share of $0.63

Gross Margin Improves 404 Basis Points to 51%

Company is Raising the Bottom End of Its Annual Earnings Per Share Range

SAN CLEMENTE, Calif., July 16, 2012 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leader in the development, manufacture and sale of innovative medical devices used in infusion therapy, oncology and critical care applications, announced results for the second quarter and six months ended June 30, 2012.

Second quarter of 2012 revenue was $77.3 million, compared to $77.8 million in the same period last year. Net income for the second quarter of 2012 was $9.1 million, or $0.63 per diluted share, as compared to net income of $9.5 million, or $0.67 per diluted share, for the second quarter of 2011.

For the six months ended June 30, 2012, revenue increased 2.4% to $152.8 million, compared to $149.3 million in the same period last year. Net income for the six months ended June 30, 2012 was $16.8 million, or $1.16 per diluted share, compared to net income of $17.6 million, or $1.24 per diluted share, for the same period last year.

Scott Lamb, ICU Medical's Chief Financial Officer, said, "Our top line performance during the second quarter was in line with our expectations, driven primarily by solid growth in our infusion therapy products as CLAVEs and custom sets continued to gain customer recognition around the world. U.S. sales were up 5.2% while international sales decreased 13.8% year over year. Our gross margins expanded 427 basis points sequentially and 404 basis points year over year, reflecting a more favorable product mix, a favorable foreign exchange rate and improved manufacturing efficiencies. These gross margin improvements in the second quarter were offset by expected higher legal expenses and other one-time costs."

"During the second half of 2012, we will continue to leverage our infrastructure, manufacturing efficiencies, improving marketing ability and strong operating cash flow to expand our market footprint for existing and new products," concluded Mr. Lamb.

Revenue by market segment for the six months ended June 30, 2012 was as follows:

(dollars in millions)
Market Segment	2012	2011	Change
Infusion Therapy	$102.4	$96.0	6.7%
Critical Care	$29.4	$32.5	-9.5%
Oncology	$13.5	$12.2	10.4%
Other	$7.5	$8.6	-12.5%
	$152.8	$149.3	2.4%

The Company ended the second quarter with a very healthy balance sheet. As of June 30, 2012, cash, cash equivalents and investment securities totaled $193.5 million and working capital was $263.6 million. Additionally, the Company generated operating cash flow of $13.1 million for the second quarter of 2012.

Fiscal Year 2012 Guidance

Based on the current business trends, management is narrowing its previously announced revenue guidance range for the full fiscal year of 2012. The new range is $318 million to $325 million, compared to the previous range of $318 million to $330 million. Management is also raising the bottom end of its previously announced diluted earnings guidance range for fiscal year 2012. The new range is $2.55 to $2.70 per share, compared to the previous range of $2.45 to $2.70 per share. Operating cash flow for the full fiscal year is expected to be in the range of $40 million to $50 million.

Conference Call

The Company will be conducting a conference call concerning its second quarter results today at 4:30 p.m. EDT (1:30 p.m. PDT). The call can be accessed at 800-936-9761, international 408-774-4587, conference ID 95427499 or by replay at 855-859-2056, international 404-537-3406, conference ID 95427499. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical technologies used in vascular therapy, oncology, and critical care applications. ICU Medical's products improve patient outcomes by helping prevent bloodstream infections, protecting healthcare workers from exposure to infectious diseases or hazardous drugs and monitor continuous cardiac output of critical care patients. The Company's complete product line includes custom I.V. systems, closed delivery systems for hazardous drugs, needleless I.V. connectors, catheters and cardiac monitoring systems. ICU Medical is headquartered in San Clemente, California. For more information, visit the Company's website at www.icumed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding leveraging the Company's infrastructure, manufacturing efficiencies, improving marketing ability and strong operating cash flow to expand the Company's market footprint for existing and new products and the statements under the heading ''Fiscal Year 2012 Guidance.'' These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, possible decreased demand for the Company's products, increased competition from competitors, risks associated with the Company's transition from a company that manufactured and sold primarily critical care products to one that manufactures and sells both critical care and medical device products, lack of continued growth or improving efficiencies and unexpected changes in the Company's arrangements with its largest customers. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2011. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	June 30, 2012	December 31, 2011
	(unaudited)	(1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$121,560	$99,590
Investment securities	71,931	60,395
Cash, cash equivalents and investment securities	193,491	159,985
Accounts receivable, net of allowance for doubtful accounts of $1,121 at June 30, 2012 and $1,293 at December 31, 2011	43,839	43,571
Inventories	36,535	40,423
Prepaid income taxes	9,257	5,589
Prepaid expenses and other current assets	5,849	6,759
Deferred income taxes	4,467	4,081
Total current assets	293,438	260,408

PROPERTY AND EQUIPMENT, net	82,175	83,048
GOODWILL	1,478	1,478
INTANGIBLE ASSETS, net	10,749	11,419
DEFERRED INCOME TAXES	4,751	4,759
	$ 392,591	$ 361,112
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 12,277	$ 13,251
Accrued liabilities	17,548	16,059
Total current liabilities	29,825	29,310

DEFERRED INCOME TAXES	7,160	7,144
INCOME TAX LIABILITY	4,081	4,081
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Convertible preferred stock, $1.00 par value — Authorized—500 shares; Issued and outstanding—none	—	—
Common stock, $0.10 par value — Authorized—80,000 shares; Issued 14,855 shares at June 30, 2012 and December 31, 2011, outstanding 14,247 shares June 30, 2012 and 13,871 shares at December 31, 2011	1,486	1,486
Additional paid-in capital	60,200	56,796
Treasury stock, at cost — 608 shares at June 30, 2012 and 984 shares at December 31, 2011	(22,537)	(35,348)
Retained earnings	317,627	300,877
Accumulated other comprehensive loss	(5,251)	(3,234)
Total stockholders' equity	351,525	320,577
	$ 392,591	$ 361,112
______________________________________________________
(1) December 31, 2011 balances were derived from audited consolidated financial statements.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
REVENUES:
Net sales	$ 77,139	$ 77,661	$ 152,522	$ 148,999
Other	142	135	270	268
TOTAL REVENUE	77,281	77,796	152,792	149,267
COST OF GOODS SOLD	38,199	41,595	78,745	78,440
Gross profit	39,082	36,201	74,047	70,827
OPERATING EXPENSES:
Selling, general and administrative	22,806	19,730	43,696	42,593
Research and development	2,729	2,491	5,422	4,543
Legal settlement	—	—	—	(2,500)
Total operating expenses	25,535	22,221	49,118	44,636
Income from operations	13,547	13,980	24,929	26,191
OTHER INCOME	145	431	280	834
Income before income taxes	13,692	14,411	25,209	27,025
PROVISION FOR INCOME TAXES	(4,543)	(4,918)	(8,459)	(9,459)
NET INCOME	$ 9,149	$ 9,493	$ 16,750	$ 17,566
NET INCOME PER SHARE
Basic	$ 0.65	$ 0.69	$ 1.19	$ 1.28
Diluted	$ 0.63	$ 0.67	$ 1.16	$ 1.24
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	14,179	13,852	14,067	13,772
Diluted	14,620	14,257	14,484	14,166

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(unaudited)

	Six months ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 16,750	$ 17,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,533	9,052
Provision for doubtful accounts	(152)	437
Provision for warranty and returns	247	—
Stock compensation	3,042	1,979
Loss on disposal of property and equipment	27	(56)
Bond premium amortization	985	399
Cash provided (used) by changes in operating assets and liabilities
Accounts receivable	(850)	3,908
Inventories	3,707	(4,025)
Prepaid expenses and other assets	821	(1,373)
Accounts payable	(608)	1,286
Accrued liabilities	1,582	(599)
Deferred revenue	—	(254)
Prepaid and deferred income taxes	(3,612)	(2,857)
Net cash provided by operating activities	31,472	25,463
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(8,222)	(9,755)
Proceeds from sale of asset	10	—
Intangible asset additions	(620)	—
Proceeds from insurance	—	2,781
Purchases of investment securities	(53,966)	(32,236)
Proceeds from sale of investment securities	41,062	12,900
Net cash used by investing activities	(21,736)	(26,310)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	9,333	4,572
Proceeds from employee stock purchase plan	1,081	909
Tax benefits from exercise of stock options	2,758	2,717
Net cash provided by financing activities	13,172	8,198
Effect of exchange rate changes on cash	(938)	1,167
NET INCREASE IN CASH AND CASH EQUIVALENTS	21,970	8,518
CASH AND CASH EQUIVALENTS, beginning of period	99,590	78,850
CASH AND CASH EQUIVALENTS, end of period	$ 121,560	$ 87,368

NON-CASH INVESTING ACTIVITIES
Accrued liabilities for property and equipment	$ 77	$ 262
CONTACT: ICU Medical, Inc.
         Scott Lamb, Chief Financial Officer
         (949) 366-2183

         ICR, LLC
         John F. Mills, Senior Managing Director
         (310) 954-1105